Exhibit 99.1

ANNTAYLOR
NEWS RELEASE
142 WEST 57TH STREET NEW YORK, N.Y. 10019

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES MAY 2004 SALES RESULTS

        New York, New York, June 3, 2004 – AnnTaylor Stores Corporation (NYSE: ANN) announced today that total net sales for the four week period ended May 29, 2004 increased 23.7 percent to $169,873,000 over total net sales of $137,371,000 for the four week period ended May 31, 2003. By division, net sales were $78,055,000 for Ann Taylor compared to $77,804,000 last year, and $77,135,000 for Ann Taylor Loft compared to $47,520,000 last year.

        Comparable store sales for the period increased 9.9 percent compared to a comparable store sales increase of 9.4 percent for the same four-week period last year. By division, comparable store sales for fiscal May 2004 were down 1.6 percent for Ann Taylor compared to a 9.7 percent increase last year, and up 29.6 percent for Ann Taylor Loft compared to a 10.6 percent increase last year.

        Ann Taylor Chairman J. Patrick Spainhour said, “May proved to be another strong month for the Company, built on the solid positive comparable store sales results achieved last year. At Ann Taylor, we continue to see full price comparable store sales improvement overall, due in large part to our colorful, feminine and novelty merchandise offerings. At Ann Taylor Loft, business once again exceeded expectations, as clients continue to respond to our primary message of great fashion at surprising prices. All merchandise categories at Ann Taylor Loft experienced strong sales gains over last year, with knits, wovens, relaxed separates, petites and fashion accessories being particular standouts.”

         Mr.Spainhour continued, “We remain comfortable with current earnings per share guidance for the second quarter, fall season and full year in the range of $0.39 — $0.40, $0.95 — $0.99, and $1.77 — $1.82 per share, respectively. These figures reflect the impact of additional shares of common stock issued in connection with last month’s stock split.”

        Total inventory levels at the end of May were up approximately 5 percent on a per square foot basis compared to the same period last year, consistent across both divisions.

        From a national perspective, Ann Taylor Loft performed well across the country, while at Ann Taylor business was strongest in the East.

ANNTAYLOR

        During the month, the Company opened eight new Ann Taylor Loft stores and one Ann Taylor Factory store. The total store count at month end was 676, comprised of 355 Ann Taylor stores, 290 Ann Taylor Loft stores, and 31 Ann Taylor Factory stores. Total square footage at the end of fiscal May 2004 increased 12.7 percent over the same period last year.

        For the fiscal year-to-date period ended May 29, 2004, the Company’s net sales totaled $603,119,000, up 23.2 percent from $489,388,000 for the same period in fiscal 2003. By division, net sales for the fiscal year-to-date period were $291,479,000 for Ann Taylor, compared to $279,130,000 last year and $262,522,000 for Ann Taylor Loft, compared to $167,443,000 last year. Comparable store sales for the fiscal year-to-date period increased 11.3 percent compared to a comparable store sales decrease of 2.4 percent for the same period last year. Comparable store sales by division for the fiscal year-to-date period were up 2.6 percent for Ann Taylor compared to a 3.7 percent decrease last year, and up 26.2 percent for Ann Taylor Loft compared to a 0.7 percent increase last year.

        Ann Taylor is one of the country’s leading women’s specialty retailers, operating 676 stores in 44 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of May 29, 2004.

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FORWARD-LOOKING STATEMENTS
Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR

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Contact: Jim Smith
Chief Financial Officer
(212) 541-3547

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